Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the: (a) Registration Statement (Form S-8 No. 333-23515) (Form S-8 No. 333-41705) pertaining to the Amended LightPath Technologies, Inc. Omnibus Incentive Plan, (b) Registration Statement (Form S-8 No. 333-23511) (Form S-8 No. 333-92017) (Form S-8 No. 333-96083)
pertaining to the Amended and Restated LightPath Technologies, Inc. Directors Stock Option Plan, (c) Registration Statement (Form S-3 No. 333-37443) pertaining to the Private Placement-Convertible Preferred Series A, (d)
Registration Statement (Form S-3 No. 333-39641) pertaining to the Private Placement- Convertible Preferred Series B, (e) Registration Statement (Form S-3 No. 333-47905) pertaining to the Private Placement- Convertible Preferred Series C, (f) Registration Statement (Form S-3 No. 333-93179) pertaining to the G and H Warrants increase for Private Placement Convertible Preferred Series A and Series B, (g) Registration Statement (Form S-3 No. 333-86185) pertaining to the Private Placement - 7% Convertible Debentures, (h) Registration Statement (Form S-3 No. 333-94303) pertaining to the Private Placement- Convertible Preferred Series F, (i) Registration Statement (Form S-3 No. 333-31014) pertaining to the Options issued to a consultant, and (j) Registration Statement (Form S-3 No. 333-37622) pertaining to the acquisition of Horizon Photonics Inc., of LightPath Technologies, Inc., of our report dated April 26, 2000 with respect to the financial statements of GELTECH, Inc., included in this Current Report, as amended, (Form 8-K/A-1) of LightPath Technologies, Inc. filed October 11, 2000.


/s/ Ernst & Young LLP

October 5, 2000
Orlando, Florida